Exhibit 10.8

Draft – 6 May 13

FINANCE AGREEMENT

Dated May 12, 2013

By and between the Borrower, and the Lender (as defined herein)

1.	Type of Finance	Senior term loan (“Loan”): The entire outstanding balance of the Loan (principal and interest) shall be paid by Borrower to the Lender upon Maturity.

2.	Loan Amount	360,000 NIS.

3.	Currency	New Israeli Shekel (“NIS”).

4.	Borrower	Win Global Markets Inc., a corporation incorporated under the laws of the State of Nevada. And/ or Win Global Markets Inc (Israel) Ltd

11.	Lender	Activa Red Green Ltd__a company registered under the laws of Israel.____________ (“Lender”).

6.	Seniority
Borrower’s undertakings with respect to the Loan shall rank superior to, and precede, any monetary or other undertaking of Borrower to any person and/or entity, other than Borrower’s undertakings pursuant to and/or with respect the loans extended to the Borrower pursuant to those certain Finance Agreements dated 16 August 2012 (as amended) and January 27th, 2013 (as amended) (the “Previous Loans”); all Loans and Previous Loans shall rank pari passu and pro rata among themselves, provided that all Previous Loans other than the Previous Loan extended by Mr. Carmelo Digrandi shall be subordinated in priority and payment to such loan extended Mr. Carmelo Digrandi; Subject to applicable law: (i) the proceeds of the next equity funding round of WGM (if and when completed), and (ii) WGM’s positive cash flow, shall first be applied to the repayment of the Loan and Previous Loans.

7.	Maturity Date	May 11th, 2014.

8.	Repayment
The outstanding balance of the Loan (principal) shall become due and payable by Borrower to Lender upon the Maturity Date save where a mandatory prepayment obligation applies pursuant to Paragraph “Events of Default” herein.

Interest payments pursuant to Section 10 herein shall become due and payable upon each Interest Date (as defined herein) (herein, “Interest Coupons”); Interest Coupons shall be payable pursuant to Annex Interest hereto.

It is agreed that in order to facilitate the timely repayment of the Loan and the Interest Coupons, concurrently with the execution of this Agreement, Borrower shall provide Lender with twelve (12) checks in the amount of 6,000 NIS plus VAT each, drawn for the 1lth day of each month commencing as of the date hereof. In addition, the Borrower shall provide Lender with an additional check in the amount of the Loan Amount drawn for the Maturity Date.

In case of conversion of the Loan by Lender pursuant to Section 14 herein and\or Prepayment by the Borrower pursuant to Section 11 herein, all unpaid checks provided to the Lender pursuant to this Section 8 above shall be returned immediately to the Borrower as a precondition for such conversion.

9.	Closing
The Closing shall be held on May 11th, 2013, through a delivery by Lender, to Borrower, of proof of transfer of readily available funds at an amount equal to Lender’s Loan amount to the Borrower’s bank account.

10.	Interest
The outstanding unpaid balance of the Loan (principal and interest) shall incur interest at a rate of 20% (twenty percent) per annum, compounded monthly, with respect of each calendar month on the first (1st) day of the following calendar month (an “Interest Date”); in case where full or partial repayment occurs other than on an Interest Date, Interest shall be incurred and compounded upon such actual repayment pro rata to the period commencing upon the first day of the relevant calendar month and terminating upon the actual date of such payment.

11.	Penalty Interest
Any amount due to be paid pursuant to this Agreement, which amount shall have not been paid, in whole or part upon the payment date set forth herein, shall incur a penalty interest at a rate of Interest plus 4% per annum.

12. Covenants
Borrower undertakes that until the final and full discharge of all its obligations to the Lender pursuant to herein and hereunder: (i) Lender shall have, at reasonable times and upon reasonable prior notice, full access to all books and records of Borrower and any subsidiary thereof and shall be entitled to inspect the properties of each of them and consult with management of each of them; (ii) the proceeds of the Loan shall be used only in order to finance the Borrower’s ongoing activities pursuant to the Borrower’s business plan and budget as approved by the Borrower’s board of directors from time to time. It is further acknowledged that the proceeds of the Loan shall not be used for the repayment of the Previous Loans extended by JKM Management Ltd. and\or Mr. Shimon Citron; (iii) no pledge, lien, mortgage, encumbrance, servitude and\or any other third party right of any kind, of any rank, and in any manner whatsoever shall be imposed on any of the rights and/or assets of the Borrower without the prior written approval of Lender (“Approval’’); (iv) Borrower shall not sell, pledge, convey, hypothecate or grant any right in and/or with respect to any material assets or rights thereof without an Approval other than in Borrower’s ordinary course of business as conducted as of the date hereof or as contemplated to be conducted (“Ordinary Course”); (v) Borrower’s books of accounts will be adequately and consistently managed and maintained pursuant to applicable GAAP; (vi) without an Approval, Borrower shall not extend any loans to any of its existing shareholders and shall not repay any loans currently extended by any of them, if any, and\or future loans extended to or by any of them, to the extent such loans shall be extended; (vii) other than as applicable pursuant to agreement(s) entered into prior to the date of the Closing, or as Approved, no salary, management fee, consultation fee and\or other similar payment shall be paid to any of the existing shareholders; (viii) Borrower shall immediately notify Lender of any attachment, lien, confiscation, foreclosure or any other similar measure (including without limitation a request for the nomination of a receiver) that shall be imposed and\or taken with respect to the assets or rights of Borrower or any subsidiary thereof, or any part of them, and shall immediately and at its own expense take any and\all actions required for the removal, dismissal, as applicable, of any of the aforementioned; (ix) Borrower shall immediately notify Lender of any claim, demand, legal procedure, legal proceeding and\or cause of action against the Borrower or any subsidiary thereof; it is further acknowledged that the aforesaid in this Paragraph shall also apply to all direct and indirect subsidiaries of Borrower; (x) without an Approval, the Borrower shall neither consummate nor undertake or agree to consummate and/or to perform any transaction the direct or indirect result of which shall be the closing of an equity or debt finance to Borrower ; (xi) without an Approval, Borrower shall not receive any loan and/or credit facility from any person or entity; (xii) without an Approval, Borrower shall not assume any liability, other than in the Ordinary Course.

Borrower further undertakes to Lender, that it shall comply with all the provisions of this Agreement and all Annexes or other ancillary documents thereof in a precise, full and timely manner.

13. Events of Default
All undertakings due or which may become due to Lender in accordance with the provisions of this Agreement, shall become immediately due and payable and, unless otherwise specifically stated herein, without presentment, demand or notice of any kind all of which are hereby waived, upon the occurrence of any one of the events described below or, to the extent any of the following provisions includes a grace period or a cure period, at the end of such grace period or cure period (each, an “Event of Default”): (a) The Borrower or any subsidiary thereof shall: (I) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, assets or rights, (2) be unable, or admit in writing as to its inability, to pay its debts generally as they mature, (3) make a general assignment for the benefit of all or any of its creditors, (4) commence any liquidation or dissolution process, (5) become insolvent (as such term may be defined or interpreted under any applicable law), (6) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or any other proceedings commenced against it, (7) cease or terminate all or a substantial part of its business (except for cessation or termination which shall be Approved); or (8) take any action for the purpose of affecting any of the foregoing; (b) proceedings for the appointment of a receiver, trustee, liquidator, manager with respect to any proposed or actual arrangement with any creditors, or custodian or any other similar official of the Borrower or any subsidiary thereof or of all or a substantial part of the property or rights of any of them, the service of process seeking to attach, by trustee or similar process, any assets or rights of any of them, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any of them or the debts thereof under any bankruptcy, insolvency or other similar Law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed within five (5) days of commencement; (c) Borrower or any subsidiary thereof shall fail to perform, violate or breach any of the terms, covenants, obligations or agreements contained in this Agreement, or any ancillary document related thereto, including, without limitation, failure to pay when due any principal, interest or other payment required under the terms of this Agreement on the date due, and does not cure such failure, violation or breach within three (3) days from the date on which the Lender has given a written notice of such failure, violation or breach; (d) any representation or warranty made or furnished now or later to Lender by Borrower or any subsidiary thereof herein or otherwise in connection with this Agreement, is false, incorrect, or misleading in any material respect when made or furnished; (e) any default or event of default shall occur under any indebtedness for borrowed money Borrower or any subsidiary thereof, or under the terms applicable to any other monetary obligation of any of them, and such default or event of default shall consist of the failure to pay such indebtedness or obligation at the maturity thereof (subject to any applicable grace period) or shall have continued unremedied for a period of time sufficient to permit acceleration of the maturity of such indebtedness or obligation; (f) (1) all or substantially all of the assets or rights of the Borrower or any subsidiary thereof is attached, seized, levied on, or comes into possession of a trustee or receiver; (2) Borrower or any subsidiary thereof is enjoined, restrained, or prevented by court order from conducting a material part of its business as now conducted or as contemplated to be conducted; or (3) a notice of lien, levy, or assessment is filed against Borrower’s or any subsidiary thereof assets or rights by any person or entity; or (4) a lawsuit, claim, demand or order for the payment of money in excess of 100,000 USD shall be filed or rendered against or received by Borrower or any subsidiary thereof and the same shall remain in force for a period of 14 days thereafter; (g) Lenders representing a majority of the outstanding balance of all Loans and Previous Loans resolve, in writing, in their reasonable discretion, that any event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect (“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Borrower or any subsidiary thereof and\or of an affiliate of any of them; (ii) the ability of any of the foregoing to pay and to perform their obligations in accordance with the terms of this Agreement and to avoid an Event of Default (as herein defined); or (iii) the rights and remedies of Lender under this Agreement, or any related document, instrument or agreement.).

Upon any undertaking becoming due and payable as a result of any Event of Default as aforesaid. Borrower will forthwith pay Lender all undertakings due to Lender under this Agreement. Neither any course of dealing on the part of Lender nor any delay or failure on the part of Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice Lender’s rights, powers and remedies; The Borrower hereby irrevocably and unconditionally appoints Lender (and acting pursuant to the election of Lender’s representing the majority of the outstanding balance of all Loans and Previous Loans) as its lawful attorney-in-fact, exercisable and to be effective upon the occurrence and during the continuance of any Event of Default, to: (i) endorse its name on any checks or other forms of payment or security; (ii) settle and adjust disputes and claims about the rights and/or assets of the Borrower directly with any third party, for amounts and on terms Lender determines reasonable; (iii) make, settle, and adjust all claims under any insurance policies of Borrower, as applicable.

14. Conversion
Lender shall be entitled, not later than the earlier of: (i) the full repayment of the Loan (principle and interest), and (ii) the Maturity Date, by delivering a written notice to the Company, to convert the outstanding balance of the Loan to equity on an outstanding S/ equity S basis (based on a fixed USD\N1S exchange rate of I USD/3.6 NIS); provided, however, that if such conversion shall result in the issuance or transfer by the Borrower or any subsidiary thereof, in one transaction or a series of transactions, of any shares of the Borrower or any subsidiary thereof that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding voting shares of the Borrower to Lender or any affiliate or associate of Lender, then such conversion shall require the prior approval of the Company’s stockholders in accordance with applicable law.

Each US Dollar of the outstanding Loan Amount (principle and interest) may be converted into shares of the Company based on the lower between: (i) 0.1 US$ per share with one (1) additional warrant to purchase one (1) share for 0.1 US$ per ten (10) shares purchased, and (ii) the price per share represented by the Company’s next equity finance round.

15.	Prepayment
Following the lapse of four (4) months following the date of this Agreement, the Borrower may elect to pre-pay the outstanding unpaid balance of the Loan (principal and interest) in whole or part, by delivering a fifteen (15) days prior written notice to the Lender to this effect, and in such case Borrower shall not be required to make any make-whole payments to Lender.

16.	Confirmations
Each of the Parties hereby confirms to each other Party that: (i) it has the requisite corporate power and authority to enter into this Agreement, (ii) its board of directors has taken all actions required by any law to duly and validly authorize and approve the execution and performance by such Party of this Agreement, (iii) no other corporate proceedings on the part of such Party are, or will be, necessary under any law, to authorize this Agreement, (iv) neither the execution nor the performance by such Party of this Agreement (a) contravenes or conflicts with such Party’s memorandum of association or articles of association or any other governance document, or (b) contravenes or conflicts with or constitutes a violation of any provision of any law binding upon or applicable to such Party, (v) no agreement to which such Party is a party prohibits or imposes any constraints on such Party’s power to execute or perform this Agreement or on such Party’s power to become bound by the terms and provisions of this Agreement, and (vi) this Agreement has been duly and validly executed by such Party and assuming the due authorization, execution and delivery by the other Parties, constitutes the legal, valid and binding obligations of the Parties, enforceable against each of them in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

17. Confidentiality
Subject to any applicable law, each Party undertakes to keep in strict confidence any Confidential Information disclosed to any such Party during the negotiations, the delivery or the performance of this Agreement; “Confidential Information”, herein: any information that relates to any of the Parties and/or to their businesses: (a) which as of the date hereof is not publicly known, and (b) (i) has not become publicly known after the date hereof, or (ii) has become publicly known as a consequence of any breach by any Party of this Agreement; The undertakings of each Party pursuant to this Paragraph shall: (i) survive the termination, in whole or part, of this Agreement, until the third (3rd) anniversary of such termination, (ii) be effective in case this Agreement, in whole or part, is declared null and void for any reason whatsoever.

18.	Miscellaneous
The provisions of this Agreement may not be amended or restated other than pursuant to the written prior consent of all Parties: Each Party shall bear its own expenses, costs and taxes with respect to the negotiation, execution, deliver or performance of this Agreement: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; The laws of the State of Israel (without reference to its principles of conflicts of law) exclusively govern the construction, interpretation and other matters arising out of or in connection with this Agreement; Any dispute between the Parties or any of them with respect to the construction, interpretation and other matters arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts in Tel Aviv-Jaffa, Israel, and each Party hereby waives any contention with respect to the jurisdiction of such courts, including without limitation a contention that such courts constitute an inconvenient forum; Unless explicitly indicated herein, nothing herein shall be construed as amending, restating or otherwise changing the terms of any other agreement or other instrument that was entered into by and among the Parties and\or any of them; WGM hereby irrevocably appoints Mr. Guy Elhanani, only with respect to any matter under this Agreement and/or relating thereto, as an agent for service of court documents in the State of Israel, pursuant to Regulation 478 of the Israeli Civil Procedure Regulations 1984 and/or any other regulation, statute or law replacing, amending and/or restating the same; Each Party giving any notice required or permitted under this Agreement will give the notice in writing, and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d)pre-paid, certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided pursuant to this Section and if the intended addressee has actually received the notice or if by personal delivery or facsimile, within the same date, and if by registered mail, within 48 hours from delivery - (x) Notices to Borrower shall be delivered to 92 Vandam St., New York, NY 10012, USA or to Mr. Guy Elhanani (y) Notices to Lender - 12 Kaplan St. Tel Aviv

IN WITNESS WHEREOF THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AITHORIZED SIGNATORIES ON THE DATE FIRST ABOVE MENTIONED –

Win Global Markets Inc.	[Activa Red Green Ltd]

By: Shimon Citron	By:

Title: Director	Title:

Guarantee and Undertaking

The undersigned hereby undertakes to guarantee the full and timely payment of any and all amounts due to the Lender pursuant to the above Agreement.

Win Global Markets Inc (Israel) Ltd.

By:

Confirmation

Each of the undersigned, severally, confirms its agreement with the above Agreement

Carmelo Digrandi

JKM Management Ltd.

By:

Shimon Citron